                                                                   EXHIBIT 99.1

                       [FLAGSTAR BANCORP LOGO]


                                                 NEWS RELEASE
                                                 FOR MORE INFORMATION CONTACT:
                                                 Paul D. Borja
                                                 Executive Vice Executive / CFO
                                                 (248) 312-2000

                                                 FOR IMMEDIATE RELEASE


FLAGSTAR REPORTS SECOND QUARTER RESULTS

Troy, Mich. (July 27, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), today released second quarter net earnings of $27.8 million, or $0.43 per share - diluted. These results represent a 4.4% decrease when compared to previously-issued Company guidance of $0.45 to $0.60 per share. For the second quarter ended June 30, 2004 net earnings totaled $41.2 million, or $0.65 per share - diluted.

For the six months ended June 30, 2005 net earnings totaled $47.6 million, or $0.74 per share - diluted. These results compare to $78.1 million, or $1.22 per share - diluted, reported in the comparable 2004 period.

       HIGHLIGHTS FROM THE QUARTERLY REPORT INCLUDE:

-      An annualized return on average equity of 14.88%;

-      Total assets increased 4.2% in the quarter to $14.9 billion;

- A second quarter annualized balance sheet growth of 27.5%, including an annualized increase of 13.5% in the deposit portfolio and an annualized growth of 24.8% in the investment loan categories;

-      Second quarter total loan production of $7.5 billion;

-      A second quarter operating efficiency ratio of 59.19%;

-      The opening of the Company's 128th banking center;

-      Retail banking earned 55.6% of pretax earnings for the quarter;

-      Mortgages serviced for others of $26.6 billion.


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RETAIL BANKING OPERATIONS

The Company's pre-tax profits from its banking operations totaled approximately $24.1 million during the quarter. These results were down 20.5% from the first quarter of 2005 and down 35.8% from the second quarter of 2004. During the current quarter, the earning asset base of the retail banking operations increased 4.5% and provided 55.6% of pre-tax operating earnings compared to 61.6% for 2004. This compares with a 98.2% contribution to pre-tax operating earnings by the retail banking operation in the first quarter of 2005. This change reflects the compressed net interest margin experienced in the second quarter of 2005, resulting in lower earnings attributed to the retail banking operations, coupled with the $18.7 million increase in revenues attributable to the mortgage banking operations during the second quarter of 2005. The increase in mortgage banking revenues was primarily from increased loan sales. The Company opened five banking centers during the quarter and a total of eight during the first six-months of 2005.

Flagstar's deposits were $7.9 billion at June 30, 2005 compared with $7.4 billion at December 31, 2004 and $6.5 billion at June 30, 2004. At June 30, 2005, consumer transaction account balances, including checking, savings, and money market accounts, represented $1.8 billion compared with $2.1 billion at December 31, 2004. During the past quarter, the Company's average weighted cost of deposits increased by 28 basis points.

The Company's consumer certificate of deposit portfolio carries a weighted rate of 3.67% and a weighted term of 16.1 months at June 30, 2005. On a sequential quarter, the average weighted rate increased 3.7% from the 3.54% reported in the first quarter of 2005.

The municipal division totals $1.5 billion in funds from local governmental entities within the Company's immediate market area. These deposits carry a weighted rate of 3.41% and a weighted term of 3.0 months at June 30, 2005. On a sequential quarter, the weighted rate on municipal deposits increased by 15.6% from the 2.95% reported in the first quarter of 2005.

The national deposits are comprised of strategically placed duration specific offerings solicited to a nation wide audience. These deposits carry a weighted rate of 3.28% and a weighted term of 21.4 months at June 30, 2005. The weighted average rate for national deposits increased 3.1% from 3.18% reported for the quarter ended March 31, 2005.

NET INTEREST INCOME

Net interest income was $58.4 million for the three months ended June 30, 2005 compared to $59.3 million in the comparable period for 2004, and $123.7 million for the six months ended June 30, 2005 compared to $110.3 million in the same period last year. The net interest margin for the quarter ended June 30, 2005 was 1.79%, which was a decrease of 34 basis points when compared to the same period last year. The net interest margin for the six months ended June 30, 2005 was 1.90% compared to 2.07% for the six months ended June 30, 2004.

On a sequential quarter basis, the Company's net interest income decreased because of the 19 basis point decrease in the interest rate spread. The net interest margin decreased 21 basis points to 1.79% from the 2.00% recorded in the first quarter of 2005.

MORTGAGE BANKING OPERATIONS

         LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were $31.2 million during the quarter ended June 30, 2005 from $7.5 million recorded in the comparable 2004 period. This increase was attributable to the 30 basis point increase achieved on the gain on sale spread during the quarter ended June 30, 2005 compared to the same quarter in 2004. On a sequential quarter basis the gain on sale spread equaled 47 basis points in the second quarter of 2005 versus 14 basis points in the first quarter of 2005.


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         LOAN SALE GAINS (CONTINUED)

As previously reported, the Company originated $7.1 billion in residential mortgage loans in the second quarter of 2005. This production level compares to the $9.1 billion originated in the comparable 2004 period. This decrease was primarily attributable to a decrease in the amount of mortgage loan refinancings.

                                                   For the three months ended                     For the six months ended
                                               June 2005               June 2004              June 2005               June 2004
                                             ------------            ------------           ------------            ------------
Net gain on loan sales                       $     31,177            $      7,513           $     40,933            $     39,645
Plus: FASB 133 adjustment                          (5,866)                    159                 (9,001)                 (6,545)
Plus: Secondary Market Reserve                      2,452                   5,849                  3,454                  13,916
                                             ------------            ------------           ------------            ------------
Gain on loan sales                           $     27,763            $     13,521           $     35,386            $     47,016
Loans sold                                   $  5,891,492            $  8,085,479           $ 11,329,539            $ 15,726,216
Sales spread                                         0.47%                   0.17%                  0.32%                   0.30%

MORTGAGE SERVICING

         LOANS SERVICED FOR OTHERS

At June 30, 2005, the Company serviced $26.6 billion in loans for others. This volume is up 24.3% from December 31, 2004 and down 0.4% from June 30, 2004. During the first six months of 2005 the Company sold $2.5 billion in bulk servicing as compared to $8.8 billion of bulk servicing sales and $5.7 billion in flow servicing sales completed in the first six months of 2004.

The current portfolio contains 198,102 loans that have a weighted rate of 6.03%, a weighted service fee of 34.8 basis points, and a weighted 14 months of seasoning. Revenue from the portfolio earned $21.7 million during the quarter, down $8.2 million, or 27.4% over the comparable 2004 period. For the six months ended June 30, 2005 revenue from the loan serviced for others portfolio totaled $43.8 million, a decrease of $15.2 million, or 25.8% compared to the six months ended June 30, 2004.

         MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $284.3 million, or 1.07% of the outstanding balance. The estimated market value of the portfolio was $314.1 million at June 30, 2005. The Company amortized $36.2 million in book value for loan prepayments and amortizations for the first six months of 2005.

ASSET QUALITY

         NON-PERFORMING LOANS

Non-performing loans at June 30, 2005 were $65.2 million, down $1.9 million or 2.8% from year-end and up $3.7 million from June 30, 2004. Total delinquencies in the Company's investment loan portfolio equaled 1.00% at June 30, 2005, compared with 0.99% at December 31, 2004 and 1.20% at June 30, 2004. Delinquent loans include $14.9 million in matured commercial real estate loans that are in the process of being renegotiated.

Consistent with the Company's business model, 91% of non-performing loans were backed by single family homes.

         PROVISION FOR LOSSES

The provision for losses was $2.9 million for the three months ended June 30, 2005 as compared to the $3.6 million recorded during the second quarter of 2004. Net charge-offs were an annualized 0.24% and 0.12% of average investment loans during the three months ended June 30, 2005 and June 30, 2004, respectively. Provision for losses were $9.2 million for the six months ended June 30, 2005, a decrease of $3.7 million, or 28.7% when compared to the same period in 2004. Net charge-offs were annualized at 0.24% of average investment loans for the six months ended June 30, 2005 and 0.17% for the six months ended June 30, 2004.


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         ALLOWANCE FOR LOSSES

The allowance for losses totaled $33.3 million at June 30, 2005, as compared to $37.6 million at December 31, 2004 and $41.7 million at June 30, 2004. The allowance for losses decreased slightly on a sequential quarter basis due to a minimal improvement in delinquency ratios and a small decrease in non-performing loans. Non-performing loan to loans held for investment declined to 0.55% from 0.71% at June 30, 2004. The ratio of non-performing assets to total assets declined to 93 basis points at June 30, 2005 from 102 basis points at June 30, 2004.

The allowance for losses as a percentage of non-performing loans was 51.2%, 56.1%, and 67.8% at June 30, 2005, December 31, 2004, and June 30, 2004,
respectively. The allowance for losses as a percentage of investment loans was 0.28%, 0.36%, and 0.48% at June 30, 2005, December 31, 2004, and June 30, 2004,
respectively.

REPURCHASED ASSETS

Net repurchased assets pending foreclosure totaled $15.8 million at June 30, 2005, a decrease of $1.3 million, or 7.6% compared to $17.1 million at December 31, 2004, and a decrease of $6.1 million, or 28.9%, compared to $21.9 million at June 30, 2004. During the first six months of 2005, the Company repurchased $27.6 million in non-performing assets previously sold to the secondary market. During 2004, the Company repurchased a total of $68.7 million in non-performing assets.

SECONDARY MARKET RESERVE

The secondary market reserve totaled $15.6 million at June 30, 2005 compared to $19.0 million at December 31, 2004. The secondary market reserve is determined based upon a systematic methodology that incorporates management's analysis of the potential for future repurchased loans and the effects of actual recoveries. Provisions charged to earnings attributable to secondary market activities totaled $2.5 million and $5.8 million for the three months ended June 30, 2005 and 2004, respectively. During the six months ended June 30, 2005 and 2004, provisions charged to earnings attributable to secondary market activities totaled $3.5 million and $13.9 million, respectively.

BALANCE SHEET AND CAPITAL ADEQUACY

Consolidated assets at June 30, 2005 were $14.9 billion, compared with $13.1 billion at December 31, 2004 and $11.9 billion at June 30, 2004.

The Company's investment loan portfolio totaled $11.8 billion at June 30, 2005 as compared to $10.5 billion at December 31, 2004. The investment loan portfolio was comprised of the following loans:

                                                        June 30,            December 31,           June 30,
         DESCRIPTION:                                      2005                 2004                 2004
                                                       -----------          -----------          -----------
                                                                          (In thousands)
             First mortgage loans                      $ 9,341,981          $ 8,657,293          $ 7,369,787
             Second mortgage loans                         293,582              196,518              133,769
             Commercial real estate loans                  846,706              751,730              575,459
             Construction loans                             67,749               67,640               67,793
             Warehouse lending                             289,244              249,291              237,343
             Consumer loans                                937,503              627,576              330,675
             Non-real estate commercial loans                8,415                7,715                8,250
                                                       -----------          -----------          -----------
         Total investment loan portfolio               $11,784,480          $10,558,463          $ 8,723,076
                                                       ===========          ===========          ===========

Flagstar's stockholders' equity now stands at $755.3 million, or 5.06% of total assets. The book value of the common stock at June 30, 2005 equaled $12.13 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's core capital ratio stood at 6.07% and the total risk-based capital ratio stood at 10.50% at June 30, 2005.


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         AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Thursday, July 28, 2005 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

         To participate, please telephone at least ten minutes prior at (913) 981-5572 or toll free at (800) 406-5356, passcode: 4953117.


Flagstar Bancorp, which has $14.9 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 128 banking centers with $7.9 billion in total deposits. Flagstar banking centers are located throughout southern Michigan, Indiana and Georgia. Flagstar also operates 114 loan centers in 27 states and 11 correspondent lending offices across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.


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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                  (unaudited, in thousands, except share data)

SUMMARY OF THE CONSOLIDATED STATEMENTS OF                      At or for the three months           At or for the six months
EARNINGS                                                             ended June 30,                      ended June 30,
                                                                 2005              2004              2005              2004
                                                             -----------       -----------       -----------       -----------
  Interest income                                            $   166,111       $   140,214       $   329,237       $   271,055
  Interest expense                                               107,670            80,893           205,586           160,757
                                                             -----------       -----------       -----------       -----------
Net interest income                                               58,441            59,321           123,651           110,298
  Provision for losses                                             2,904             3,603             9,150            12,905
                                                             -----------       -----------       -----------       -----------
Net interest income after provision                               55,537            55,718           114,501            97,393
  Loan fees and charges, net                                       3,213             6,017             5,835            10,088
  Deposit fees and charges                                         4,400             3,291             7,977             6,159
  Loan servicing fees, net                                         1,669             5,590             7,614            13,822
  Gain on loan sales, net                                         31,177             7,513            40,933            39,645
  Gain on MSR sales, net                                           2,262            37,248             6,510            59,033
  Other income                                                    12,148            11,380            21,561            20,373
  Operating expenses                                              67,074            63,337           130,796           125,716
                                                             -----------       -----------       -----------       -----------
Earnings before federal income tax                                43,332            63,420            74,135           120,797
  Provision for federal income taxes                              15,532            22,230            26,557            42,650
                                                             -----------       -----------       -----------       -----------
Net earnings                                                 $    27,800       $    41,190       $    47,578       $    78,147
                                                             ===========       ===========       ===========       ===========
Basic earnings per share                                     $      0.45       $      0.68       $      0.77       $      1.29
Diluted earnings per share                                   $      0.43       $      0.65       $      0.74       $      1.22
Dividends paid per common share                              $      0.25       $      0.25       $      0.50       $      0.50
Interest rate spread                                                1.71%             1.91%             1.71%             1.90%
Net interest margin                                                 1.79%             2.13%             1.90%             2.07%
Return on average assets                                            0.78%             1.37%             0.67%             1.34%
Return on average equity                                           14.88%            24.18%            12.80%            23.26%
Efficiency ratio                                                   59.19%            48.59%            61.10%            48.46%
Average earning assets                                       $13,061,872       $11,148,249       $13,108,399       $10,705,189
Average paying liabilities                                   $12,795,846       $10,440,973       $12,576,554       $10,225,249
Average stockholders' equity                                 $   747,452       $   681,407       $   743,618       $   669,086
Mortgage loans originated or purchased                       $ 7,103,622       $ 9,054,958       $14,316,714       $18,543,272
Other loans originated or purchased                          $   427,368       $   172,330       $   784,876       $   297,472
Mortgage loans sold                                          $ 5,891,492       $ 8,085,479       $11,329,539       $15,726,216
Equity/assets ratio (average for the period)                        5.27%             5.66%             5.25%             5.74%
Ratio of charge-offs to average investment loans                    0.24%             0.12%             0.24%             0.17%

===============================================================================

SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                             June 30,          March 31,       December 31,        June 30,
                                                               2005              2005             2004               2004
                                                           -----------       -----------       -----------       -----------
 Total assets                                              $14,916,627       $14,273,842       $13,125,488       $11,948,665
 Loans held for sale                                         1,961,977         1,980,854         1,506,311         2,157,845
 Investment loans portfolio, net                            11,751,110        11,158,390        10,520,836         8,681,371
 Allowance for losses                                           33,372            37,018            37,627            41,704
 Mortgage servicing rights                                     284,331           215,043           187,975           236,211
 Deposits                                                    7,887,028         7,744,681         7,379,655         6,534,492
 FHLB advances                                               5,161,035         4,738,000         4,090,000         3,633,199
 Stockholders' equity                                          755,278           743,198           734,837           698,806
OTHER FINANCIAL AND STATISTICAL DATA:
 Equity/assets ratio                                              5.06%             5.21%             5.60%             5.85%
 Core capital ratio                                               6.07%             6.24%             6.19%             6.36%
 Total risk-based capital ratio                                  10.50%            10.99%            10.97%            11.72%
 Book value per share                                      $     12.13       $     11.99       $     11.98       $     11.43
 Shares outstanding                                             62,244            62,006            61,358            61,141
 Mortgage loans serviced for others                        $26,646,531       $22,518,180       $21,354,724       $26,667,308
 Value of mortgage servicing rights                               1.07%             0.95%             0.88%             0.89%
 Allowance for losses to non performing loans                     51.2%             64.6%             56.1%             67.8%
 Allowance for losses to loans held for                           0.28%             0.33%             0.36%             0.48%
 Non performing assets to total assets                            0.93%             0.92%             1.07%             1.02%
 Number of bank branches                                           128               123               120               103
 Number of loan origination centers                                114               109               112               137
 Number of salaried employees                                    2,431             2,404             2,396             2,482
 Number of commissioned employees                                  800               838               980               997